Exhibit 10.18

SUMMARY OF NON-EMPLOYEE DIRECTORS’ COMPENSATION

Directors who are not Kellwood employees are paid an annual cash retainer of $45,000, plus $1,500 for each formal Board Meeting and $1,000 for each informal Board Meeting attended. Informal Board Meetings are generally scheduled on the day before the formal Board Meeting. These meetings allow for greater interaction and discussion among Directors on significant Company issues. A portion or all of these meetings have been conducted as executive sessions without management. Additionally, non-employee Directors are paid annual committee membership fees in the amount of $10,000 for each committee on which the Director is a member, other than the Executive Committee. Committee chairs are paid an additional annual cash retainer ($10,000 for the Audit Committee; $7,500 for each of the Corporate Governance and Compensation Committees). Committee chairs are paid $1,000 for each committee meeting attended, and other committee members receive $1,000 per committee meeting attended in person and $750 if attended by telephone. Directors are reimbursed for expenses incurred in attending meetings.

Subject to the terms of the 1995 Stock Option Plan for Non-Employee Directors as amended and approved by shareowners on May 30, 2002, non-employee Directors receive the following additional equity compensation:

Stock Options: Non-employee Directors are annually granted a 10-year option to purchase 2,000 shares of Kellwood’s common stock. The options are granted on the first business day after the Annual Meeting of Shareowners at which the person was first elected or continued as a non-employee Director. These options become exercisable one year after the date of option grant, and the exercise price for each share granted to a non-employee Director is 100 percent of the fair market value of the shares subject to option on the date of the option grant. The exercise price may be paid by check or by the delivery of shares of common stock then owned by the participant.

Stock Awards: Non-employee Directors are annually granted 100 shares of Kellwood’s common stock. The grant is made on the first business day after the Annual Meeting of Shareowners.